Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 6, 2016, except for the effects of the revision discussed in Note 2 (not presented herein) to the consolidated financial statements appearing in the F pages of the Company’s Amendment No. 6 to Form S-1 (Registration No. 333-211243), as to which the date is October 25, 2016 and except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 13, 2017, relating to the financial statements and financial statement schedules, which appears in the Form 8‑K of Athene Holding Ltd. filed on June 13, 2017.
/s/ PricewaterhouseCoopers Ltd.
Chartered Professional Accountants
Hamilton, Bermuda
July 19, 2017